Exhibit 21.1

List of Subsidiaries

Oaktown Fuels Mine No. 1, LLC

Oaktown Fuels Mine No. 2, LLC

Prosperity Mine, LLC

Savoy Energy, L.P.

SFI Coal Sales, LLC

Summit Terminal, LLC

Sunrise Coal LLC

Sunrise Energy, LLC

Sunrise Indemnity, Inc.

Sunrise Land Company, LLC

Sycamore Coal, Inc.